EXHIBIT 10.1

PARTICIPATION AGREEMENT

Between

BUTTES GAS & OIL CO. INTERNATIONAL INC.

And

SASTARO LIMITED

Dated:    May

Confidential	Page 1	18/08/2005

TABLE OF CONTENTS

1. DEFINITIONS	4

2. INTERPRETATION	7

3. FUNDING OBLIGATIONS AND RETURN OF FUNDS	8

4. OPTION WELLS	11

5. INVESTOR AND OPERATOR ENTITLEMENTS AND PAYMENTS	11

6. AUDIT RIGHTS	13

7. OPERATOR’S BUY OUT OBLIGATION	13

8. TERM AND TERMINATION	14

10. OPERATOR REPRESENTATIONS & WARRANTIES	18

11. INVESTOR REPRESENTATIONS & WARRANTIES	20

13. CONFIDENTIALITY	21

15. FORCE MAJEURE	23

16. GOVERNING LAW AND ARBITRATION	24

17. NOTICES	25

18. MISCELLANEOUS	25

APPENDICES:

Appendix 1:     Concession Map
Appendix 2:      Operator Rates
Appendix 3:      Form of Guarantee
Appendix 4:      Letter

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THIS AGREEMENT is made on and is effective from the ___ day of May, 2005

Between:

BUTTES GAS & OIL CO. INTERNATIONAL INC., a company incorporated in the Republic of Panama ("Operator"); and

SASTARO LIMITED, a company incorporated in Republic of Cyprus (“Investor”)

WHEREAS:

(A)	The Operator is the holder of Petroleum and Gas rights in the Concession Area; and

(B)	The Parties deem it inappropriate to structure this transaction as a conventional farm-in; and

(C)	The Parties deem it impractical to share the Field operating costs on any proportional basis as the Field is currently producing Petroleum to the sole account of the Operator and that production has a component of operating costs that are inseparable and the Parties believe a fixed operating cost to the Investor is an equitable solution; and

(D)	The Investor wishes to participate with the Operator in a drilling program in the Field and share in the proceeds from the sale of Petroleum upon the terms set out herein.

NOW THEREFORE, it is agreed:

1.	DEFINITIONS

(1)	In addition to the terms defined parenthetically herein, the following terms in this Agreement including in the Recitals shall have the following meanings:

“Additional Costs” means costs incurred pursuant to this Agreement to which Investor shall contribute being: (a ) transportation costs, if any, from the Existing Facilities to the point of sale of Crude Oil to be shared in the proportion that the actual Barrels of Crude Oil comprised in the Investor’s entitlement bears to the total Barrels of Crude Oil transported; (b) costs downstream of the wellhead attributable to lifting, (e.g. demurrage, tugs, mooring master, transportation for third party personnel, etc.) to be shared in the proportions of the Production Revenue as between the Operator and Investor from each lift; and (c) 9.2% of the Reworking cost of the Wells;

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“Affiliate” means, in relation to any Person, another Person that: controls such Person, is controlled by such Person, or is controlled by any other Person which controls such Person. For the purposes of this definition of Affiliate, “Control” in the case of a company means the right to exercise, directly or indirectly, fifty (50%) percent or more of the voting rights for the appointment of directors of the company being controlled;

“Agreement” means this agreement including all schedules, appendices and annexes;

“Barrel” means a quantity of crude oil or condensate equivalent in volume to a total of 42 United States gallons at Standard Conditions;

“Budget” means an estimate of Drilling and Completion Costs to be prepared by the Operator and submitted to the Investor for information purposes;

“Confidential Information” has the meaning given to it in Clause 13(1);

“Concession Agreement” means the concession agreement dated 29 December 1969 (as disclosed);

“Concession Area” means that part of the geographic area under the Concession Agreement which is the subject matter of this Agreement and that remains under the control of the Operator and is delineated in Appendix 1;

“Crude Oil” means hydrocarbons produced from the Reservoir which are in a liquid state at the wellhead or separator and freed of water, sand and other foreign substances and shall include those liquid hydrocarbons extracted or recovered from associated natural gas which is produced in association with such hydrocarbons;

“Drilling and Completion Costs” means all costs necessary for the drilling, completion, suspension, connection to and modification of the Existing Facilities to produce and recover production, abandonment (if the Well is determined to be incapable of producing Petroleum in commercial quantities) and installation of gas lift facilities relating to a Well including all third party costs, inventory supplied by the Operator and Operator costs at rates agreed as set out in Appendix 2;

“Existing Facilities” means the existing facilities situated within the Concession Area including:

(a)	the A, F and AP Platforms and other existing wellhead jackets;
(b)	all facilities connecting such platforms to each other;
(c)	flare and facilities connecting it to the foregoing; and
(d)	all facilities connecting the AP Platform to the floating storage unit which is used for storing produced oil;

“Expert” shall have the meaning given the term in Clause 7(3);

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“Field” means the Mubarek Field, being the Crude Oil and Gas field within the Concession Area, and incorporates the Thamama, Ilam and Mishrif reservoirs;

“Force Majeure” has the meaning given to it in Clause 15(1);

“Government” means the government of the Emirate of Sharjah one of the Emirates of the United Arab Emirates;

“LIBOR” means the London Interbank Offered Rate for one (1) Year US dollar deposits as quoted as of 11:00 hours London time by the Reuters Monitor Money Rates Service (or such other service as may replace it for the purpose of displaying such rates) or otherwise agreed by the Parties;

“MOU” means Memorandum of Understanding dated 22nd March 2005 entered into between Seaside Exploration Inc and the Operator;

“Obligation Wells” means the two (2) directional wells to be drilled from the Existing Facilities into the Reservoir to locations to be specified by the Investor;

“Operator’s Guarantee” means the guarantee given by the parent company of the Operator in favour of the Investor in the form annexed in Appendix 3;

“Operations” means those operations and activities to be carried out by Operator in the Concession Area pursuant to this Agreement;

“Option Well(s)” means any Well to be drilled from the Existing Facilities, other than an Obligation Well, in which the Investor has earned an interest by exercising the Investor’s option granted in Clause 4(1);

“Party” means the Investor or the Operator and “Parties” means the Investor and the Operator;

“Person” may mean, any organisation, governmental entity, firm, partnership, association, body corporate or individual other than a Party;

“Petroleum” means all hydrocarbons in liquid or gaseous state and all substances other than coal from which hydrocarbon liquids or gases can be extracted, derived or otherwise produced, including asphalt and other solid hydrocarbons suitable for production with or dissolution into hydrocarbon liquids or gases and all hydrocarbon liquids or gases produced therefrom which are generally considered as petroleum products in liquid or gaseous form;

“Production Revenue” means, with respect to a Well, the total receipts from time to time from the sale of Petroleum produced from that Well;

“Reasonable and Prudent Operator” means a person seeking in good faith to perform its contractual obligations and in so doing and in the general conduct of its undertaking exercising that degree of skill, diligence, prudence and foresight which would reasonably

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and ordinarily be expected from a skilled and experienced operator engaged in the same type of undertaking under the same or similar circumstances and conditions;

“Residual Value” means the amount, in US dollars, that a willing buyer would pay to a willing seller for the Investor’s interest (both as to Production Revenue less the costs specified in Clause 5(1) and 5(3) and the right to participate in any Option Wells identified, and expressly agreed by the Parties in writing) under this Agreement. as determined by the Expert;

“Reservoir”; means the Ilam/Mishrif formation as shown in Appendix 1. In the absence of any characteristic log criteria on which to define the top and base of the IMF the considerations in Clause 18(11) shall apply;

“Reworking” means an operation performed by Operator, at its own discretion , acting as a Reasonable and Prudent Operator, conducted in the wellbore of a Well after it is completed and after sustained production, to secure, restore, or improve production in a zone which is currently opened to production or could be opened to production in the wellbore. Such operations include, but are not limited to:

(a)	well stimulation operations

(b)	recompleting of a Well;

(c)	necessary repair work to the Well as a result of equipment failure but exclude any routine repair or maintenance work not involving re-entry of the wellbore, or drilling, sidetracking, deepening, or plugging back of a Well.;

“United States Dollars” or “US$” means the lawfully currency of the United States of America; and

“Wells” means Obligation Wells and/or Option Wells as the context requires.

2.	INTERPRETATION

(1)	All references in this Agreement to dates or periods of time shall be construed in accordance with the Gregorian calendar.

(2)	The headings in, and the Table of Contents of, this Agreement are for convenience only and shall not affect the construction of this Agreement.

(3)	Unless the context otherwise requires, reference to a Clause, Schedule, Appendix or Annex shall be a reference to a Clause, Schedule, Appendix or Annex in this Agreement.

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(4)	If there are any inconsistencies or conflicts between the provisions of the Schedules, Appendices and Annexes and the main body of this Agreement, the provisions of the latter shall prevail.

(5)	Unless the context otherwise indicates, “herein” and “hereunder” mean, respectively, in and under this Agreement.

(6)	All singulars hereunder shall include plurals and vice versa.

(7)	Any reference herein to this Agreement includes any permitted assignment, novation, supplement or amendment thereto.

(8)	Unless the context otherwise indicates, any reference hereunder to time means the time in the United Arab Emirates.

3.	FUNDING OBLIGATIONS AND RETURN OF FUNDS

(1)	Subject to Clause 3(3) the Investor shall pay to the Operator all Drilling and Completion Costs of the Obligation Wells to a maximum amount of US$25 million and the Operator shall pay all Drilling and Completion Costs of the Obligation Wells in excess of US$25 million.

(2)	the Investor shall pay its obligations set out in Clause 3(1) in accordance with the following schedule:

(a)	US$2.0 million in accordance with Clause 3(9);

(b)	US$5.0 million on 30 June 2005;

(c)	US$4.0 million on 15 October 2005;

(d)	US$1.5 million on 1 November 2005

(e)	US$ 2.0 million on the 30 November 2005

(f)	US$3.5 million on spudding of the first Obligation Well;

(g)	US$3.5 million 30 days following spudding of the first Obligation Well; and

(h)	US$3.5 million 60 days following spudding of the first Obligation Well.

(3)	If the Operator estimates that the Drilling and Completion Costs of the second Obligation Well will increase the total Drilling and Completion Costs of the two (2) Obligation Wells above US$25 million the Investor will have the option, but not the obligation, to pay these additional costs. The Investor shall have 15 days from receiving notice from the Operator that the Investor’s US$25 million

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obligation limit is estimated to be exceeded by the Drilling and Completion Costs of the second Obligation Well to notify the Operator that it wishes to pay these increased costs and the Investor shall pay the Operator the amount of the estimated increase within ten (10) days of any such notification to the Operator. Upon exercising this option the Investor shall become obligated to pay the total costs of the second Obligation Well whether above or below the Operator’s estimate.

(4)	Not later than 90 days following the completion of a Well, the Operator shall provide a report to the Investor showing an itemised comparison of the Drilling and Completion Costs incurred in respect of that Well against Budget for that Well.

(5)	If the actual Drilling and Completion Costs are less than the amounts paid by the Investor pursuant to Clauses 3(2) or, as the case may be 3(3), the Operator shall reimburse the Investor the difference between the actual Drilling and Completion Costs and the actual amounts paid by the Investor at the time of the report referred to in Clause 3(4), unless a default has occurred pursuant to Clause 3(11) in which case the Clause 3(11) shall prevail over this Clause 3(5).

(6)	In computing the Drilling and Completion Costs the Operator will charge the Investor only those actual costs incurred in respect of third parties after taking credit for all discounts afforded the Operator by third parties plus an Operator overhead charge equal to three (3) percent on all such third party (non-Affiliate) costs and in the case of costs payable to the Operator for services rendered by the Operator, such costs will reflect the rates set out in Appendix 3.

(7)	Any goods or materials used in Operations that are supplied from the Operator’s inventory will be charged at the lower of cost to the Operator or fair market value.

(8)	The Investor shall have the option, if the first Obligation Well has not been spudded by 1 August 2006 to demand repayment of all funds paid to 1 August 2006 provided, however, that if on 1 August 2006 the Operator has a rig under contract to spud the first Obligation Well not later than 30 September 2006, the right to demand a repayment of funds shall be suspended until 30 September 2006 and if the first Obligation Well is not spudded by 30 September 2006 the Operator shall repay all funds paid by the Investor to that date if then demanded. If the Investor does not demand the repayment of funds by 30th October 2006 then the Investor shall be deemed to have elected to have continued with the work program, with the Operator remaining obligated to spud the first Obligation Well as soon as reasonably possible thereafter. If ,however, the Investor makes demand for repayment of the funds previously paid by it, then the Operator shall be entitled to deduct from the amount to be repaid an amount equal to 50% percent of the Drilling and Completion Costs incurred to date (less the Operators 3% overhead charge) after liquidating all assets that have been acquired as a part of Drilling and Completion Cost expenditures, if any, and crediting the amount so realized to the Drilling and Completion Costs. The liability of the Operator for

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failure to procure a drilling rig shall be limited to its obligation to repay the funds to the Investor in accordance with this sub-clause 3(8).

(9)	The Investor shall not be required to make any payments hereunder until such time as the Operator has provided the Investor with a certificate signed by its external auditors certifying that as at 31 December 2004 the Operator’s assets are not less than US$ 100 million, the net current assets are not less than US$ 2.5 million and long term indebtedness is not more than US$ 25 million. The first payment required pursuant to Clause 3(2) shall be payable seven days following receipt of the said certificate or seven (7) days following the date of this Agreement which ever last occurs. A certificate of the President of the Operator shall accompany the auditor’s certificate certifying that there has been no material adverse change in the financial condition of the Operator between the 31 December 2004 and the date of this Agreement.

(10)	The Operator shall provide the Investor with the Operator’s Guarantee upon the signing of this Agreement.

(11)	If the Investor defaults in paying any amounts on the due dates set out in Clause 3(2) then:

(a)	if less than US$12.5 million has been paid prior to the payment default then the Investor shall forfeit all funds paid by it and all interest in the Obligation Wells to the Operator in full satisfaction of all claims and remedies the Operator may have against the Investor with respect to that payment default and the right to participate in Option Wells and all other rights of the Investor under this Agreement shall terminate.

(b)	if at least US$12.5 million has been paid by the Investor prior to the payment default then the Operator agrees to complete the first Obligation Well and pay any Drilling and Completion Costs required for such completion if the payments made by the Investor are insufficient for such purpose.

(12)	If Clause 3(11)(b) applies and the Drilling and Completion Costs for the first Obligation Well were less than the amounts paid by the Investor prior to the default the Investor shall be entitled to share in Production Revenue from the first Obligation Well only in accordance with Clause 5(1) and all amounts paid by the Investor in excess of the Drilling and Completion Costs shall be forfeited to the Operator. The Operator shall have no further obligation to proceed with the second Obligation Well and the Investor’s right to participate in any Option Wells is terminated and the Operator may, at its option, proceed to develop the Field for its own account.

(13)	If Clause 3(11)(b) applies and the Drilling and Completion Costs for the first Obligation Well were in excess of the amounts paid by the Investor prior to the default; the Investor shall be entitled to share only in Production Revenue from

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the first Obligation Well in accordance with the following formula: (Investor Funding for the first Obligation Well / Drilling and Completion Cost for the first Obligation Well) * Production Revenue entitlement percentages set out in Clause 5(1) * 50%, minus the costs referred to in Clause 5(1)(a), (b) and (c). The Operator shall have no further obligation to proceed with the second Obligation Well and the Investor’s right to participate in any Option Wells is terminated and the Operator may, at its option, proceed to develop the Field for its own account.

4.	OPTION WELLS

(1)	Subject to Clauses 3 (11), 3(12) and 3(13),if the Operator decides to drill an additional Well or Wells in the Reservoir the Investor shall have a rolling option to participate in all such Wells and upon exercise of the option the Investor shall be obligated to pay 100% of the Drilling and Completion Costs of any such Option Well.

(2)	The provisions of Clauses 3(4), 3(6) and 3(7) shall apply with respect to all Option Wells.

(3)	The Operator shall give the Investor notice of its intention to drill an Option Well together with the Budget for the Well, and the Investor shall have 60 days from receipt of said notice to exercise its option to participate. The notice to exercise the option to participate shall be in writing and given pursuant to Clause 17. A failure to exercise the option with respect to any Option Well shall terminate the rolling option with respect to any additional Option Wells.

(4)	The notice to exercise the option to participate in an Option Well shall be accompanied by a certified cheque or banker’s draft in favour of the Operator in the amount of US$2 million as a good faith deposit to be applied to the Drilling and Completion Costs of the Option Well. The Investor shall pay the balance of the Budgeted Drilling and Completion Costs of the Option Wells upon terms to be agreed

5.	INVESTOR AND OPERATOR ENTITLEMENTS AND PAYMENTS

(1)	Subject to the terms of Clause 5(4), Clause 5(7) and Clause 18(14), and provided Clause 3(13) does not apply; the Investor shall be entitled to receive 75% of the combined Production Revenue from the Obligation Well(s) until the Investor has been reimbursed its total investment at which time the Investor’s entitlement shall be reduced to 40% of the combined Production Revenue from the Obligation Well(s) until the Investor has been reimbursed twice its total investment at which time the Investor’s entitlement shall be reduced to 9.2% of the combined Production Revenue from the Obligation Wells (which percentage entitlement shall continue until the expiry of the term of this Agreement) minus:

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(a)	14.5% of the Investor’s entitlement to Production Revenue in each case to compensate the Operator for royalty obligations;

(b)	US$3 for each Barrel of Crude Oil or equivalent comprised in the Investor’s entitlement as an agreed operating cost; and

(c)	Additional Costs.

(2)	No transportation or processing fees shall be chargeable to the Investor or deducted from the price of Gas when calculating the Production Revenue.

(3)	Subject to the fulfilment of the requirements set out in Clause 4, the Investor shall be entitled to receive 75% of the Production Revenue from each Option Well until the Investor has been reimbursed its total investment for that Option Well at which time the Investor’s entitlement shall be reduced to 40% of the Production Revenue from that Option Well until the Investor has been reimbursed twice its total investment for that Option Well at which time the Investor’s entitlement shall be reduced to 9.2% of the Production Revenue from that Option Well (which percentage entitlement shall continue until the expiry of the term of this Agreement), minus:

(a)	14.5% of the Investor’s entitlement to Production Revenue in each case to compensate the Operator for royalty obligations;

(b)	US$3 for each Barrel of Crude Oil or equivalent comprised in the Investor’s entitlement as an agreed operating cost; and

(c)	Additional Costs.

(4)	If the Drilling and Completion Costs of the Obligation Wells exceed US$25 million and those excess costs have been paid by the Operator then the Investor shall be entitled to share in Production Revenue from the Obligation Wells in accordance with the following formula minus the costs referred to in Clause 5(1)(a), (b) and (c):

US$ 25 million / Total Drilling and Completion Cost for Obligation Wells * Production Revenue entitlement percentages set out in Clause 5(1).

(5)	The Investor’s entitlement to Production Revenue shall accrue at the wellhead.

(6)	The Operator shall pay the Investor the amounts of the Investor’s entitlement pursuant to Clauses 5(1) and 5(3) and within ten (10) days of receipt of Production Revenues by the Operator.

(7)	If the Drilling and Completion Costs of the Obligation Wells exceed US$25 million and if the Investor exercises the option under Clause 3(3) and defaults to pay such excess costs; then the Investor shall be entitled to share in Production

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Revenue from the Obligation Wells in accordance with the following formula minus the costs referred to in Clause 5(1)(a), (b) and (c):

Total Investor funding for the Obligation Wells / Total Drilling and Completion Cost for Obligation Wells * Production Revenue entitlement percentages set out in Clause 5(1) * 50%.

6.	AUDIT RIGHTS

(1)	The Investor shall at its sole cost and upon 60 days notice to the Operator have the right to audit, (through the services of an internationally recognized firm of accountants not in conflict with the Operator) the accounts and records of the Operator relating to Drilling and Completion Costs and all components of Production Revenue for a period of 24 months preceding the date of said notice. The Investor must take written exception to and make claim upon the Operator for all discrepancies disclosed by the said audit within six (6) months following the said 24 month period. The Operator and the Investor shall make every effort to resolve any claim resulting from an audit within a reasonable time failing which the matter shall be resolved pursuant to Clause 16. For the avoidance of doubt the audit scope should not include the time writing rates agreed for Operator personnel provided that such time writing is supported by the project time sheets duly approved by the Operator at the rates as set out in Appendix 2.

(2)	The Operator shall not be required to produce any information or data to the Investor’s auditors other than information and data associated with the subject matter of the audit and reasonably necessary to perform the audit.

(3)	The Investor’s auditors are not entitled to any information or data that relates to field operating costs.

7.	OPERATOR’S BUY OUT OBLIGATION

(1)	If during the term of this Agreement the Concession Agreement is terminated then the Investor may require that the Operator pay to the Investor the Residual Value.

(2)	The Residual Value shall be assessed on the basis that the terms subsisting prior to the date of termination would have continued to the end of the economic life of the Field.

(3)	Payment of the Residual Value amount shall be made by the Operator to the Investor not later than 30 days following the determination of the Residual Value.

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(4)	If the Operator becomes obligated pursuant to this Clause 7 the Parties shall, within 15 days from the date of the expiry or termination of the Concession Agreement, as the case may be, jointly select an independent petroleum reservoir engineer (“Expert”) to determine the Residual Value.

(5)	If the Parties cannot agree within the 15 day period on the Expert, either Party may request the President of the Institute of Petroleum, London, England, to select the Expert.

(6)	The Parties may provide their own views and justifications to the Expert on the Residual Value, within 15 days of such appointment. The Expert shall be requested to produce his determination of Residual Value within 45 days of his appointment and the Expert’s costs shall be payable by the Operator.

(7)	The Expert’s determination of Residual Value shall be final and binding upon the Parties and not subject to arbitration or litigation.

8.	TERM AND TERMINATION

This	Agreement shall continue in force until the Field has reached the end of its economic life as determined by the Operator acting as a Reasonable and Prudent Operator or until terminated pursuant to the terms hereof or pursuant to any applicable law but shall not terminate on expiry or termination of the Concession Agreement but shall in any event terminate on the Residual Value being paid.

9.	RIGHTS AND OBLIGATIONS OF THE OPERATOR

(1)	A committee shall be established with one representative of each Party (who shall be acceptable to the other Party acting reasonably, and who may be changed from time to time) for the purpose of keeping the Investor informed of the current Operations and proposed Operations to exploit the Obligation Wells and intended Option Wells. This committee shall have no authority and its sole purpose is to disseminate information relating to Operations to the Investor that expand upon and explain the information provided in the reports of the Operator pursuant to Clause 9(12) and 9(13). The Operator agrees to hold meetings of the said committee on the reasonable request of the Investor but not more than once every calendar quarter.

(2)	Other than the Investor’s right to determine the ultimate target locations of the Obligation Well(s) which determination shall be given by Investor not later than 45 days after service of notice by Operator, the Investor shall have no right to involve itself in any matters relating to decisions regarding Operations and the Operator shall have exclusive charge of and shall conduct all Operations. Operator shall have the right and obligation to drill to the lowest producible

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interval in the Reservoir formation (total depth). Upon being spudded each Well shall be drilled until it reaches the total depth, and thereafter, it shall be Operator’s election to (a) complete and connect; (b) suspend; or (c) abandon, all as soon as practicable.

(3)	The Operator may suspend any well upon prior consultation with Investor.

(4)	No Well shall be suspended for more than 12 months. Before the end of such period, the Operator shall elect (upon no less than 15 days notice to Investor) either to complete and connect or to abandon such well.

(5)	The Operator shall spud the second Obligation Well not later than 31 December 2006 and subject to the terms of this Agreement shall use reasonable efforts to spud the second Obligation Well prior to that date and complete the second Obligation Well by the 31 December 2006.

(6)	The Investor’s share of Petroleum produced from the Wells shall be marketed by the Operator free of cost to the Investor.

(7)	The Operator shall not encumber or pledge its interest in the Wells or production therefrom unless such encumbrance or pledge can be granted without putting the Investor’s interest in the Wells at risk.

(8)	Except in the case of transfer of the operatorship to an Affiliate (in which case no approval of the Investor shall be required), the Operator shall not relinquish operatorship of the Concession Area, without the approval of the Investor which approval shall not be unreasonably withheld nor engage any Person as a contract operator of the Concession Area without the approval of the Investor (which approval shall not be unreasonably withheld) but which approval shall be deemed to have been given in the case of Crescent Petroleum Company Inc.

(9)	The Operator shall apply all funds received from the Investor in accordance with the relevant Budget. For each Well, Operator shall submit a Budget and such Budget shall not in any way prejudice the obligation to pay the Additional Costs; the payments set out in Clause 3(2) of this Agreement or (in the case of Option Wells) as determined pursuant to this Agreement. Operator may cash call at any time for any amount reasonably due pursuant to this Agreement and such cash call shall, in the absence of manifest error, not be subject to dispute by the Investor.

(10)	The Operator shall maintain in full force and effect all insurances with respect to Operations that a Reasonable and Prudent Operator would carry in the circumstances other than business interruption insurance. Prior to spudding the first Obligation Well Operator shall provide the Investor with certificates of Well insurance naming the Investor as a co-insured and thereafter provide the Investor with all subsequent certificates of Well insurance or amendments thereto.

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(11)	The Operator shall not agree to any amendment, variation or termination of the Concession Agreement or the Gas Sales Agreement without the consent of the Investor, if such amendment, variation or termination would adversely effect the interests of the Investor

(12)	Operator shall provide the Investor with the following data and reports with respect to the Operations:

(a)	copies of all logs or surveys, including in digitally recorded format if such exists;

(b)	daily drilling reports;

(c)	copies of all tests and core data and analysis reports;

(d)	final well recap report;

(e)	copies of plugging reports;

(f)	copies of final geological and geophysical maps, seismic sections and shot point location maps;

(g)	engineering studies, development schedules and quarterly progress reports on development projects;

(h)	reservoir and well performance reports, including reservoir studies and reserve estimates; and

(i)	such additional technical information as the Investor may reasonably request related to the Wells.

(13)	In the conduct of Operations the Operator shall:

(a)	perform Operations in accordance with the provisions of the Concession Agreement;

(b)	conduct all Operations in a diligent, safe and efficient manner in accordance with such good and prudent petroleum industry practices as are generally followed by the international petroleum industry under similar circumstances provided the Operator shall not be obliged to carry out any Reworking and shall not be liable for failure to do so.;

(c)	exercise due care with respect to the receipt, payment and accounting of funds in accordance with good and prudent practices as are generally followed by the international petroleum industry under similar circumstances;

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(d)	prepare and submit to the Investor a Budget for each Well. Each Budget submitted by the Operator shall:

(i)	identify the operation;

(ii)	describe the work;

(iii)	contain Operator’s best estimate of the total funds required to carry out such work having regard to the fact that Operations of this nature are likely to result in unpredictable expenditure;

(iv)	outline the proposed work schedule;

(v)	provide a timetable of expenditures, if known; and

(vi)	be accompanied by such other supporting information as Operator, acting reasonably, deems is necessary

(e)	acquire all permits, consents, approvals, and surface or other rights that may be required by it for or in connection with the conduct of Operations;

(f)	subject to the provisions of Clause 7.(1) to maintain the Concession Agreement in full force and effect;

(g)	timely pay and discharge all liabilities and expenses incurred in connection with the proper performance of Operations;

(h)	pay to the Government, within the periods and in the manner prescribed by the Concession Agreement, all periodic payments, royalties, taxes, fees and other payments arising under the Concession Agreement;

(i)	carry out the obligations of Operator pursuant to the Concession Agreement, including preparing and furnishing such reports, records and information as may be required;

(14)	Operator shall promptly notify the Investor and provide details upon the occurrence of:

(a)	any written notice of default or termination received by the Operator with respect to the Concession Agreement,

(b)	any written notice of any pending or threatened claim, demand, action, suit, inquiry or proceeding related to the Concession Agreement or any activities carried out pursuant thereto, or

(c)	any material damage, destruction or loss to major assets in the Concession Area that could materially adversely impact the Investor.

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10.	OPERATOR REPRESENTATIONS & WARRANTIES

(1)	The Operator hereby represents and warrants to the Investor as of the date hereof, with the understanding that the Investor is relying on such representations and warranties, among other things, in entering into this Agreement that:

(a)	it is a company validly existing and in good standing under the laws of the jurisdiction of its formation and it has the legal right, power, authority and qualifications to own its assets and conduct its business as currently conducted and to execute and deliver this Agreement and perform its obligations hereunder;

(b)	the execution, delivery and performance by it of Operator’s obligations under this Agreement has been duly authorized by all necessary action on its part, and this Agreement has been duly executed and delivered by such Party and constitutes a legal, valid, and binding obligation of such Party, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other laws affecting creditors’ rights generally;

(c)	the execution and delivery by Operator of this Agreement do not and the performance of its obligations under this Agreement by Operator will not:

(i)	violate any provision of its governing documents or any law presently in effect applicable to it or its properties or assets;

(ii)	result in a breach of or constitute a default under any agreement or instrument to or by which it or its properties or assets may be presently bound or affected;

(d)	that to the best of its knowledge and belief, after due enquiry, there are no suits, judicial or administrative actions, proceedings or investigations (including, without limitation, bankruptcy, reorganization, insolvency or similar actions, proceedings or investigations) pending or, to its knowledge, threatened against it before any court or by or before any governmental authority that if decided adversely to its interest could materially adversely affect its ability to perform its obligations under this Agreement;

(e)	that to the best of its knowledge and belief, after due enquiry, all governmental approvals and all consents, approvals or permissions of, and notifications or filings with, any Person necessary for the Operator’s valid execution, delivery and performance of this Agreement have been obtained, are in full force and effect and are final and not subject to appeal;

(f)	the Concession Agreement; the Amendment agreement dated 7th April 1970; the amendment to the Concession Agreement dated 20th November

18 May 2005	17

1971; the Memorandum of Agreement dated 2nd November 1978 and the extract from the Gas Sales Agreement dated 13th June 1991; all as submitted to and signed by the Investor are true copies of the original documents and are in full force and effect (save that certain areas of the Concession Agreement unrelated to the requirements of this Agreement have been relinquished and each agreement is amended by subsequent agreements in accordance with the terms of those subsequent agreements) and no notice of default, termination, or breach under the Concession Agreement and the other above-referred to documents has been received by the Operator.

(g)	the Operator holds 100% of the rights in the Concession Agreement, free and clear of any liens, claims, burdens or encumbrances, other than the liens, claims, burdens or encumbrances in favour of the Government according to the terms of the Concession Agreement; and

(h)	the Concession Agreement contains the entirety of the obligation of Operator to the Government to the extent that no other material understanding or agreement exists between the Operator and the Government in relation to the subject matter of the Concession Agreement which adversely affects the ability of the Operator to perform its obligations under this Agreement.

(2)	The Investor shall not be entitled to claim that any circumstance, fact or matter constitutes a breach of the representations, warranties and undertakings set out in this Clause 10 to the extent that such circumstance, fact or matter is referred to in this Agreement expressly or by reference, or has otherwise been disclosed to it by the Operator..

(3)	The Operator makes no representations or warranties as to the amounts of reserves or the producibility thereof attributable to the Concession Area or as to any geological, geophysical, engineering, economic or other interpretations, forecasts or evaluations (whether or not provided by it or its advisors) in respect of the Concession Area; nor shall Operator have any responsibility or liability (whether as to the accuracy, interpretation or otherwise) with regard to any technical data or interpretations disclosed by it as part of the Confidential Information to the Investor (and/or their consultants or advisors and other parties acting on their behalf) or pursuant to the MOU prior to or during the subsistence of this Agreement. Accordingly no representation or warranty, express or implied, is made in relation to, (and no responsibility or liability shall attach to Operator or any of its Affiliates or to any of the advisors of Operator in relation to); the accuracy or completeness of the Confidential Information. Any liability therefor is hereby expressly disclaimed except in so far as Operator warrants that it has disclosed all material technical data to the Investor as part of the Confidential Information (such material technical data being as disclosed to the Investor prior to the date of the Agreement). The Investor shall indemnify the Operator in full in the event that any liability shall devolve upon the Operator as a result of the

18 May 2005	18

Investor holding out (or any third party holding out as a result of any action or inaction by the Investor) that the Operator or any Affiliate of the Operator is responsible for the interpretations or provenance of any technical information provided to or made available to the public.

11.	INVESTOR REPRESENTATIONS & WARRANTIES

(1)	The Investor hereby represents and warrants to the Operator as of the date hereof, with the understanding that the Operator is relying on such representations and warranties, among other things, in entering into this Agreement:

(a)	it is a company validly existing and in good standing under the laws of the jurisdiction of its formation and it has the legal right, power, authority, and qualifications to own its assets and conduct its business as currently conducted and to execute and deliver this Agreement and perform its obligations hereunder;

(b)	the execution, delivery and performance by it of this Agreement has been duly authorized by all necessary action on its part, and this Agreement has been duly executed and delivered by such Party and constitutes a legal, valid, and binding obligation of such Party, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other laws affecting creditors’ rights generally;

(c)	the execution and delivery by it of this Agreement do not and the performance of its obligations under this Agreement will not:

i	violate any provision of its governing documents or any law presently in effect applicable to it or its properties or assets;

ii	result in a breach of or constitute a default under any agreement or instrument to or by which it or its properties or assets may be presently bound or affected;

(d)	that to the best of its knowledge and belief, after due enquiry, there are no suits, judicial or administrative actions, proceedings or investigations (including, without limitation, bankruptcy, reorganization, insolvency or similar actions, proceedings or investigations) pending or, to its knowledge, threatened against it before any court or by or before any governmental authority that if decided adversely to its interest could materially adversely affect its ability to perform its obligations under this Agreement; and

(e)	that to the best of its knowledge and belief, after due enquiry all governmental approvals and all consents, approvals or permissions of, and notifications or filings with, any Person necessary for the Investor’s valid

18 May 2005	19

execution, delivery and performance of this Agreement have been obtained, are in full force and effect and are final and not subject to appeal.

(2)	There is no information which would, but for the exception contained in Clause 13(1)(b), be Confidential Information which is currently in its possession and that has been obtained from a third party which third party has represented that it has a right to disseminate such information.

12.	INDEMNITIES

(1)	Each of the Parties agrees to indemnify and hold the other Party harmless for any claims, causes of action, or liabilities, which arise out of the breach of any of the warranties and representations under Clause 10 and 11 by the indemnifying Party.

(2)	Subject to Clause 18(14), the Operator will indemnify the Investor for any withholding taxes within the United Arab Emirates or other impositions or levies within Sharjah on the payments due to the Investor and ensure that the proceeds due to the Investor are not reduced below the amount the Investor is entitled to receive pursuant to Clauses 5(1) and 5(3)

13.	CONFIDENTIALITY

(1)	For the purposes of this Agreement “Confidential Information” means the terms and conditions of this Agreement and all information disclosed to the Investor, its Affiliates and their directors, officers, employees and shareholders and their professional advisors, or consultants, under or in connection with this Agreement (which for the purposes of this Agreement shall be deemed to include any confidential information disclosed pursuant to the MOU or any information disclosed during any arbitration proceedings hereunder) but does not include any information which:

(a)	is already in the public domain or becomes available to the public other than as a result of a breach of this Agreement or of the MOU; or

(b)	has been acquired independently by a Party from a third party before or after the date of this Agreement which validly represents that it has a right to disseminate such information at the time such information is acquired by such Party.

(2)	The Confidential Information shall, until five (5) years after this Agreement has terminated):

18 May 2005	20

(a)	be treated as confidential; and

(b)	not (except as provided in Clause 13(3)) be disclosed in whole or in part by either Party to any other Person without the prior written consent of the other Party.

(3)	No Party shall be required to obtain the prior written consent of the other Party in respect of disclosure of Confidential Information:

(a)	to the directors and employees and Affiliates of such Party, provided that such party shall agree in writing to be bound by confidentiality provisions substantially the same as those contained in this clause 13;

(b)	to Persons professionally engaged by or on behalf of such Party, provided that such Persons shall be required to keep such information confidential;

(c)	to any lending or other financial institution in connection with the financing of such Party’s operations, but only to the extent required in connection with obtaining and maintaining such financing and subject to such institution agreeing in writing to be bound by confidentiality provisions substantially the same as those contained in this Clause 13;

(d)	to any bona fide intended assignee of the whole or any part of the rights and interests of the disclosing Party, but only to the extent required in respect of such proposed assignment and subject to the Operator approving beforehand the identity of the ultimate beneficial owner of the intended assignee and such intended assignee also agreeing in writing to be bound by confidentiality provisions substantially the same as those contained in this Clause 13.

(4).	The Investor shall not make any announcements (which term shall include the filing or issuance of any prospectus, registration statement, sales document or any other similar document whether or not to enter the public domain) containing any Confidential Information or disclose any information in respect of this Agreement other than as permitted pursuant to sub clause 13 (3) (a) — (d) above; unless such announcements have first been provided in full to Operator and Operator has in its sole discretion agreed in writing and without qualification to such disclosure. Operator shall make its reasonable endeavours to respond to Investor as soon as possible. Should Operator in its response refuse approval to the announcement then Investor shall not make the announcement. In the event Operator consents to such disclosure, such consent shall be given entirely without liability or responsibility on the part of Operator. Furthermore, Investor undertakes to fully assume liability and not to defend any action taken against Investor by any third party on the grounds that the Operator had apparently approved the contents of or announcement of the disclosure. Investor accordingly waives its rights to take any action against the Operator in the circumstances described above in this sub-clause 13 (4) .

18 May 2005	21

(5)	The Investor agrees that the disclosure of Confidential Information in contravention of the terms of this Agreement may cause the Operator irreparable harm and damage and therefore agrees that a material disclosure in contravention of this Agreement shall entitle the Operator, in addition to any other remedy, to seek injunctive relief.

14.	ASSIGNMENT

The Investor shall have the absolute right to assign the rights and obligations under this Agreement unless the Operator can demonstrate that in its reasonable opinion the proposed assignee would materially impact on the business and affairs of the Operator and must be subject to the approval of the Operator not to be unreasonably withheld.

15.	FORCE MAJEURE

(1)	The term “Force Majeure” as employed herein shall mean any event not within the reasonable control of the Party claiming suspension/termination, and which by the exercise of due diligence such Party is unable to prevent or overcome.

(2)	Subject to the provisions of Clause 15(3), to the extent Force Majeure prevents or delays performance by a Party any resulting failure in performance shall not give rise to any rights or cause of action based on breach of obligation of such Party and such obligations shall be suspended for a period of time sufficient to enable the affected Party, acting with reasonable diligence, to take action in an economic manner to prevent the Force Majeure condition from further preventing or delaying performance of its remaining obligations under the Agreement. In the event that during the drilling phase of Operations the period of suspension continuously exceeds one week then the affected Party may terminate the rig contract (whereupon the obligation under this Agreement shall be suspended in relation to the Well so affected) by notice in writing to the other Party; In the event a Well or any obligation pursuant to this Agreement is suspended by Force Majeure then in the event such suspension continues without interruption for a continuous period of 365 days then the Investor may at its option terminate the obligations suspended for Force Majeure whereupon the Operator shall return the balance of any funds paid by the Investor after deducting any costs including Drilling and Completion Costs which were reasonably attributable to the suspension and/or incurred prior to the suspension .

(3)	During circumstances of Force Majeure, the Parties shall not be relieved from performing the following obligations under this Agreement:

(a)	to pay money due or that may become due;

(b)	to give any notice required; and

18 May 2005	22

(c)	the obligations set out in Clause 15(4).

(4)	The Party invoking Force Majeure shall:

(a)	notify the other party immediately after determining the nature of the Force Majeure and the extent to which such Force Majeure suspends the affected Party’s obligations under this Agreement;

(b)	keep the other Party informed of the steps being taken by it to remove the effects of the Force Majeure; and

(c)	resume performance of its obligations as soon as reasonably possible, with timely notice to the other Party.

16.	GOVERNING LAW AND ARBITRATION

(1)	This Agreement shall be governed by and interpreted in accordance with the laws of England.

(2)	All disputes, controversies or claims that may arise between the Parties out of or in relation to this Agreement, or the breach, termination or validity of this Agreement, shall be finally settled by arbitration in the city of London England and shall be conducted in the English language pursuant to the rules of the International Court of Arbitration attached to the International Chamber of Commerce (“Court”) by three (3) arbitrators, one to be nominated by each Party and the third to be nominated by the two arbitrators nominated by the Parties or, failing agreement within 20 days after nomination of the second party-nominated arbitrator, by the Chairman of the Court. No matter relating to any such dispute, controversy or claim shall be referred to any judicial or other authority for any action which could interfere with or result in the imposition of any additional procedural or other limitation on the initiation or conduct of any proceedings in accordance with the rules or render unenforceable an award made pursuant to the rules. The award shall be final and binding on the Parties and their Affiliates with no procedure for appeal to any court. Judgement on the award rendered may be registered or entered in any court having jurisdiction over any of the Parties and their respective assets or application may be made in such court for a judicial acceptance of the award or any order of enforcement. If a dispute, controversy or claim is referred in accordance with the aforesaid to arbitration, the Parties shall nevertheless continue to perform their respective obligations under this Agreement.

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17.	NOTICES

(1)	Every request, notice, invoice and other communication provided for in this Agreement shall be made in writing and shall be deemed to have been properly given if delivered in person to an authorized representative of the Party to whom the same is directed, or if sent by facsimile or by recognised courier service (postage charges prepaid) to the Party concerned at the following address:

Sastaro Limited

Office Address: Mailing Address: Telephone: Fax:	22 Arch.Makarios III Avenue PO Box 22096, Nicosia 1517, Cyprus 00357 224 58700 00357 226 78200

Buttes Gas & Oil Co. International Inc.

Office Address: Mailing Address: Telephone: Fax :	Crescent Tower, Al Buhairah Corniche, Sharjah PO Box 211 Sharjah, United Arab Emirates 009716 5727000 0097165741170

Notices will be deemed effective, and any time periods running from notices shall commence, as follows:

(b)	personal delivery: on delivery

(c)	facsimile: on the date shown by a facsimile transmission report

(d)	courier service: when delivered

(2)	Either Party may change its address hereunder by giving the other Party prior written notice.

18.	MISCELLANEOUS

(1)	This Agreement supersedes and nullifies all previous representations, agreements and understandings, oral or written, concerning the subject matter hereof, and no such previous representations, agreements and understandings shall be used in any way whatsoever for construction or interpretation of this Agreement.

(2)	No amendments of or supplements to this Agreement shall be valid unless executed in writing by a duly authorized officer of each of the Parties.

18 May 2005	24

(3)	Any waiver of any right or remedy of a Party under this Agreement must be in writing and signed by that Party.

(4)	Failure to exercise or delay in the exercise of any right or remedy either Party may have under this Agreement or in connection herewith shall not operate as a waiver thereof, nor shall any single or partial exercise of any such right or remedy prevent any further or other exercise thereof or of any other such right or remedy.

(5)	The rights and remedies provided herein are cumulative and not exclusive of any rights and remedies provided by law. Each Party shall have the right to exercise a right of set off and to deduct sums due to it from any sums which otherwise be payable to the other Party.

(6)	Each Party is entering into this Agreement as a principal acting on its own account and not as the agent for any other Person.

(7)	Pursuant to s1(2)(a) of the Contracts (Rights of Third Parties) Act 1999 the Parties intend that no term of this Agreement may be enforced by any Person who is not a Party to this Agreement and the Act is excluded accordingly.

(8)	Neither Party shall be liable for indirect or consequential losses, loss of production, loss of revenue, exemplary or punitive damages or other losses of a like nature. Liability of Operator shall in any event be limited to damages awarded at arbitration for gross negligence and wilful default.

(9)	If either Party is in default in any payment due to the other Party hereunder then without prejudice to any other remedy available under the Agreement the amount in default shall bear interest at the rate of LIBOR plus 500 basis points compounded annually. In the event payment is not made when due then the right to terminate shall arise upon the expiry of 10 days written notice. The Parties are entitled to rights of set-off and the Investor’s right to the Production Revenue may be suspended for such time as may be necessary for the Operator to recover sums due to it from the Investor

(10)	Nothing in this Agreement shall be construed to mean that the Investor has an interest in the Concession Agreement or has made a loan to the Operator and the Investor acknowledges that the recovery of its share of the Drilling and Completion Costs will be solely dependent upon its right to receive its share of Production Revenue as calculated pursuant to this Agreement.

(11)	In the absence of any characteristic log criteria on which to define the top and base of the Ilam Mishrif section (due to, among other things, erosional unconformity, condensed sequences or faulting) the following considerations shall apply:

(a)	the Ilam/Mishrif sequence is a Santonian-Turonian sequence;

18 May 2005	25

(b)	shales of Santonian, or younger age, shall be considered post-Ilam and limestones of Albian, or older age, shall be considered pre-Mishrif;

(c)	the top of the Ilam is therefore the first limestone of Santonian Age; and

(d)	the base of the Mishrif is therefore the top of Katiyah formation.

(12)	This Agreement constitutes the entire agreement between the Parties with respect to the subject matter contained herein and supersedes all prior agreements, representations, understandings and negotiations of the Parties. Each Party waives any claim or right of action against the other in respect of any such agreement, representation, understanding or negotiations.

(13)	This Agreement may be executed in one or more counterparts and when taken together shall constitute one and the same agreement.

(14)	Should there be any unilateral change of law by the Government or unilateral change to the fiscal terms of the Concession Agreement such that the economic interests of the Operator are adversely affected then the economic interests of theParties shall be adjusted on an equitable basis so that :

a)	in the case of change in the royalty, the revised royalty rate shall replace those rates specified in Clause 5(1)(a) and 5(3)(a).

b)	in the case of change in any other fiscal terms, the Operator shall, acting reasonably, allocate the impact of such change and provide appropriate justification for such allocation.

IN WITNESS WHEREOF the Parties have duly executed this Agreement the day and year first above written.

Buttes Gas & Oil Co. International Inc. _______________________ Name Title	SASTARO LIMITED _______________________ Name Title

18 May 2005	26

Appendix 1 to that agreement between
Buttes Gas & Oil Co. International Inc. and
Sastaro Limited made the _________ day of
_________________ 2005

CONCESSION MAP

18 May 2005	27

18 May 2005	28

Appendix 2 to that agreement between
Buttes Gas & Oil Co. International Inc. and
Sastaro Limited made the _________ day of
_________________ 2005

OPERATOR RATES

18 May 2005	29

APPENDIX 2

Schedule of Operator Charge-Out Rates

Section 1 : Operator Time Writing Rates

A. Offshore Personnel:	US$/Hour
Production Supervisor	59
Senior Production Operator	37
Production Operator	25
Maintenance Supervisor	83
Mechanical Specialist	37
Mechanical Technician	24
Electrical Technician	26
Instrument Technician	22
Roustabout	10

B. Onshore Personnel:
General Manager	220
Operations Manager	158
Field Superintendent	135
Senior Maintenance Engineer	92
Legal Counsel	184
Manager, Reservoir Development	163
Senior Geophysicist	161

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C. Warehouse Personnel:
Materials & Logistics Manager	116
Warehouse supervisor	40
Logistics Controller	26
Materials Controller	21
Warehouseman	23

Crane Operator	17
Roustabout	12

D. Drilling Personnel:
Drilling Manager	228
Senior Drilling Engineer	258
Senior Petroleum Engineer	205
Materials & Logistics Supervisor	194
Drilling Supervisor	234

18 May 2005	31

Section 2 : Crescent Warehouse & Storage Charges

Storage Area	$0.74 per sq ft per year
Pipe Rack	$120 per set per month
Warehouse Charge	$409 per month
20 Ton Crane	$20.5 per hour excluding operator
3 Ton Crane	$10.9 per hour excluding operator
3 Ton Pickup	$10.9 per hour excluding operator

Note:	The above rates in Schedule 1 and 2 are subject to revision, e.g as costs increase. Operator shall provide appropriate justification for the revision in charge-out rates.

18 May 2005	32

Appendix 3 to that agreement between
Buttes Gas & Oil Co. International Inc. and
Sastaro Limited made the _________ day of
_________________ 2005

FORM OF GUARANTEE

18 May 2005	33

GUARANTEE

[Date]

[ name of Sastaro Limited ]

[ address of Sastaro Limited ]

Re: Guarantee by parent company of Buttes Gas and Oil Co International Inc. (” Guarantor”) on behalf of Buttes Gas & Oil Co. International Inc. (“Guaranteed Party”) pursuant to that Participation Agreement (“Agreement”) dated · , 2005, between · (” Investor”) and Guaranteed Party.

The Guarantor, a company organized and existing under the laws of Bermuda with its principal office located at 19th Floor, Crescent Tower, Buhaira Corniche, Sharjah in consideration of the Investor entering into the Agreement and in its capacity as the parent company of Guaranteed Party, hereby irrevocably and unconditionally guarantees to the Investor: (a) to discharge any liability of Guaranteed Party that arises as a result of any third party claim lodged between 31st December 2004 and the date of execution of the Agreement, against the Guaranteed Party; and (b) to discharge any indebtedness of Guaranteed Party arising after the date of execution of the Agreement but which has arisen as a result of any third party claim against Guaranteed Party relating to the period prior to execution of the Agreement. For these purposes third party claims shall mean any claim unrelated to the Agreement and/or the MOU. The obligations as set out in (a) and (b) above (“the Obligations”) are the only obligations that the Guarantor is obliged to guarantee pursuant to this Guarantee.

If, at any time, Guaranteed Party fails, neglects, or refuses to perform the Obligations, then Guarantor shall, immediately upon first written demand by the Investor, duly and punctually perform such Obligation as if the Guarantor were itself the obligor. The Investor shall give prompt notice to the Guarantor of any default by the Guaranteed Party in the performance of the Guaranteed Party’s Obligation; provided, however, that any failure, delay or defect in the giving of such notice or in the making of a demand for performance on the Guarantor under this Guarantee shall not alter or affect the obligations of the Guarantor under this Guarantee. In any written demand to the Guarantor, the Investor shall refer to this Guarantee, state that the Guaranteed Party is in default in in respect of an Obligation, state the amount being demanded of the Guarantor and designate the bank account to which the said amount is to be deposited.

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The Guarantor covenants and agrees with the Investor that (i) waiver, settlement, release or termination by the Investor of any terms, provisions, conditions and obligations of the Agreement; (ii) any modification or amendment of the Agreement; (iii) the granting of indulgences or extensions of time to the Guaranteed Party; (iv) the taking of, or the omission to take, any of the actions referred to in the Agreement or any actions under this Guarantee; (v) any failure, omission or delay on the part of the Investor to enforce, assert or exercise any right, power or remedy conferred on the Investor in the Agreement or this Guarantee, or at law or in equity, or the inability of the Investor to enforce any provision of this Guarantee or the Agreement for any reason, other than for reasons of force majeure; (vi) any change in the corporate existence, structure or ownership of the Guaranteed Party, the Guarantor or the Investor; or (vii) the voluntary or involuntary liquidation, dissolution, sale or other disposition of assets, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization of other similar proceeding affecting the Guaranteed Party or its assets, shall not in any way affect, change or release the Guarantor from its obligations under this Guarantee, regardless of whether any of the foregoing were made or done without notice to or the consent of the Guarantor, as the case may be. This Guarantee shall remain in effect whether or not the Guarantor remains an Affiliate of the Guaranteed Party unless and until, subject to the following sentence, the Investor consents in writing to release the Guarantor from its obligations hereunder. If the Guarantor is no longer an Affiliate of the Guaranteed Party, the Investor shall release the Guarantor from its obligations hereunder if (a) a new guarantee is executed by a new guarantor, (b) the new guarantee has substantially the same terms as this Guarantee, and (c) the new guarantor has equal or greater financial capability to satisfy the obligations under the new guarantee. The Investor shall not be required to consent to releasing the Guarantor under any other circumstances.

Guarantor hereby waives (i) any of its rights and defences as surety or guarantor under any applicable law which may at any time be inconsistent with this Guarantee, or which might otherwise constitute a legal or equitable discharge of a surety or guarantor with respect to this Guarantee, and (iv) any presentment, demand for performance, notice of non-performance or other occurrence of a default under the Agreement, protests, notice of acceptance of this Guarantee, and any other notice of any kind whatsoever in making any claim or demand hereunder. Notwithstanding anything to the contrary in this Guarantee, any defence which would have been available to the Guaranteed Party shall be deemed to be available to the Guarantor except to the extent that any defence relates to the insolvency of the Guaranteed Party.

This Guarantee shall be governed by, construed, interpreted and applied in accordance with the laws of England, excluding any choice of laws which would require the application of the laws of another jurisdiction. Any dispute, controversy or claim arising out of in relation to or in connection with this Guarantee shall be exclusively and finally settled by arbitration in accordance with Clause 16(2) mutatis mutandis of the Agreement.

The Guarantor shall not exercise any claim, right, or remedy which the Guarantor may now have or hereafter acquire against the Guaranteed Party that arises hereunder and/or from the performance by the Guarantor hereunder including, without limitation, any

18 May 2005	35

claim, remedy or right of subrogation, reimbursement, contribution, indemnification, or participation in any claim, right, or remedy against the Guaranteed Party or any security which the Guarantor now has or hereafter acquires, whether or not such claim, right, or remedy arises in equity, under contract, by statute, under common law or otherwise until all of the Guarantor’s obligations hereunder have been fulfilled. This Guarantee shall continue to be effective or be reinstated if at any time any payment made or value received with respect to the Guarantor’s obligations is rescinded or must otherwise be returned by the Guaranteed Party upon the insolvency, bankruptcy or reorganization of the Guarantor or the Guaranteed Party, or otherwise, all as though such payment had not been made.

This Guarantee may not be changed, modified, discharged or terminated in any manner except with the prior written consent of Guarantor. Any provision of this Guarantee which is prohibited or unenforceable in any applicable jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

This Guarantee shall (i) inure to the benefit of the Investor and its respective successors and (ii) be binding upon the Guarantor and its respective successors. For the purposes of this Guarantee, the term “Affiliate” shall mean in relation to the Guaranteed Party, any company that directly or indirectly controls, is controlled by or is under common control with the Guaranteed Party. “Control” means the ownership, directly or indirectly, of fifty percent (50%) or more of the shares or voting rights in a company.

Any call upon this Guarantee, and any other notice hereunder, shall be sent to the Guarantor at the address first above stated.

This Guarantee shall terminate upon the earlier of: (a) the date of termination of this Agreement, or (b) the date when the Investor has been reimbursed its total investment together with a further payment in a sum equivalent to its total investment.

IN WITNESS WHEREOF, the Guarantor has caused this Guarantee to be duly executed and delivered by its duly authorized representative as of the date first written above.

By:   _________________________

Name:

Title:   President and Chief Executive Officer

18 May 2005	36

Appendix 4 to that agreement between
Buttes Gas & Oil Co. International Inc. and
Sastaro Limited made the _________ day of
_________________ 2005

on letterhead of BGOI headed paper

[ Sastaro Limited ]
Re Sir Abu Nu’ayr Concession

Dear Sir

In consideration of US$1 paid by Sastaro Limited (the receipt of which is hereby acknowledged by the Operator) and the further consideration of Sastaro Limited entering into an agreement with the Operator to assist in the finance of the development of the Mubarek Concession Area offshore the Emirate of Sharjah United Arab Emirates, the Operator hereby grants for a period of 3 years a right of first refusal to Sastaro Limited to fund any work program to the three (3) nautical mile limit proposed for the Sir Abu Nu’ayr Concession Area currently held by Sharjah Petroleum Company,an affiliate of the Operator subject to the fulfillment of the terms set out herein..The term Operator for the purpose of this letter includes Operator or any of the affiliates of the Operator.

Should the Operator desire to carry out a work program in the Sir Abu Nu’Ayr Concession Area it shall give Sastaro Limited the right to fund the program on the terms to be offered bona fide and in good faith to an arms length third party. Such right shall be subject to the following procedure.

The Operator shall offer terms and conditions that it intends offering to a third party, in a notice to Sastaro Limited , Sastaro Limited shall have the right to participate in the work program on the terms and conditions set out in the said notice if, within thirty (30) days of the Operator’s notice, Sastaro Limited delivers to the Operator a counter-notification that Sastaro Limited accepts such terms and conditions without reservations or conditions. If Sastaro Limited does not deliver such counter-notification, the third party may carry out the work program as presented under the same terms and conditions (or upon more onerous terms than those offered to Sastaro Limited) as those set forth in the notice to Sastaro Limited. If Sastaro Limited presents the counter notification then Sastaro Limited shall be obliged to proceed with the Work Program upon the terms set out in the notice.

Further Buttes Gas & Oil Co. International Inc (“Buttes”) hereby warrants to Sastaro Limited that Buttes will cause the affiliate holding the Sir Abu Nu’Ayr Concession Agreement to honour this obligation

Yours truly,
Name
Title President and Chief Executive Officer

18 May 2005	37